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
----------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                     -------------------------
  FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
----------                                                                                                -------------------------
[ ] CHECK THIS BOX IF NO LONGER             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB NUMBER 3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                         EXPIRES: FEBRUARY 1, 1994
    OR FORM 5 OBLIGATIONS MAY             Filed pursuant to Section 16(a) of the Securities               ESTIMATED AVERAGE BURDEN
    CONTINUE. SEE INSTRUCTION 1(b).       Exchange Act of 1934, Section 17(a)of the Public                HOURS PER RESPONSE....0.5
                                         Utility Holding Company Act of 1935 or Section 30(f)
                                                 of the Investment Company Act of 1940
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
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1. Name and Address of Reporting Person 2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to Issuer
                                                                                                   (Check all applicable)
   FRANCIS, RONALD H.                   Merit Holding Corporation (MRET)                    X  Director              10% Owner
                                                                                          -----                 -----
--------------------------------------------------------------------------------------      X  Officer (give         Other (specify
   (Last)        (First)       (Middle) 3. IRS or Social Security  4. Statement for       -----         title   -----       below)
                                           Number of Reporting        Month/Year                        below)
                                           Person (Voluntary)
   269 Roswell Street                                                 January 1998
---------------------------------------                            -------------------            President/CFO
               (Street)                                            5. If Amendment,            -----------------------------
                                                                      Date of Original
                                                                      (Month/Year)
Marietta, Georgia 30060
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  (City)        (State)         (Zip)         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                    2. Trans- 3. Trans-   4. Securities Acquired (A) 5. Amount of      6. Owner-   7. Nature
   (Instr. 3)                              action    action      or Disposed of (D)         Securities        ship        of In-
                                           Date      Code        (Instr. 3, 4 and 5)        Beneficially      Form:       direct
                                                     (Instr. 8)                             Owned at          Direct      Bene-
                                          (Month/                                           End of            (D) or      ficial
                                            Day/   --------------------------------------   Month             Indirect    Owner-
                                            Year)  Code     V    Amount     (A) or  Price   (Instr. 3 and 4)  (I)         ship
                                                                            (D)                               (Instr. 4)  (Instr. 4)
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    Common Stock                          1/22/98    M          5,905 shares A      $4.14
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    Common Stock                          1/22/98    G      V     300 shares D                15,861             D
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    Common Stock                          1/22/98    G      V     300 shares A                   501             I       by daughter
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                    (Over)
                                                (Print or Type Responses)                                            SEC 1474 (3/91)
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FORM 4 (CONTINUED)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED
                            OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                             WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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Title of Derivative Security  2. Conver-       3. Trans-   4.  Transac-   5. Number of Deriv-      6. Date Exer-
Instr. 3)                        sion or          action       tion Code     ative Securities Ac-     cisable and Ex-
                                 Exercise Price   of Date      (Instr. 1)    quired (A) or Dis-       piration Date
                                 Deriv-           (Month/                    posed of (D)             (Month/Day/
                                 ative            Day/                       (Instr. 3, 4, and 5)     Year)
                                 Security         Year)

                                                                                                     Date     Expira-
                                                                                                     Exer-    tion
                                                               Code     V         (A)      (D)       cisable  Date

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
Employee Stock Option         $4.14           1/22/98      M                         5,905         8/14/95  12/31/2000
(Right to Buy)
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

 7. Title and Amount of Under-  8. Price   9. Number    10.  Owner   11.  Na-
    lying Securities               of         of Deriv-      ship         ture
    (Instr. 3 and 4)               Deriv-     ative          Form         of In-
                                   ative      Secur-         of De-       direct
                                   Secur-     ties           rivative     Bene-
                                   ity        Bene-          Secu-        ficial
                                   (Instr.    ficially       rity         Own-
                                   5)         Owned          Direct       ership
                                              at End         (D) or       (Instr. 4)
                 Amount or                    of             Indi-
     Title       Number of                    Month          rect (1)
                  Shares                      (Instr. 4)     (Instr. 4)
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
   common stock   5,905                    52,490               D
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Explanation of Responses:
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
                                                                /s/ Ronald Francis                        2/10/98
Intentional misstatements or ommissions of facts             -------------------------------------    -----------------
constitute Federal Criminal Violations. See                     **Signature of Reporting Person             Date
18 U.S.C. 1001 and 15 U.S.C. 78????

File three copies of this Form, one of which must be
manually signed.  If space provided is insufficient,
see Instruction 6 for procedure.
                                                                                                                Page 2
                                                                                                        SEC 1474 (3/91)
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